UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 4, 2011

ADVANCED CELL TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50295	87-0656515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Locke Drive, Marlborough, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (508) 756-1212

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2011, Advanced Cell Technology, Inc.’s board of directors appointed Dr. Robert Langer as a member of our board of directors. Our board of directors also appointed Dr. Langer as chair of our Science Advisory Committee effective October 4, 2011 for a term of three years.

On November 14, 2011, our board of directors appointed Zohar Loshitzer as a member of our board of directors. Our board of directors also appointed Mr. Loshitzer as a member of the board of director’s audit committee and compensation committee.

On December 2, 2011, our board of directors appointed Gregory D. Perry as a member of our board of directors. Our board of directors also appointed Mr. Perry as a member of the board of director’s audit committee and compensation committee.

In connection with their appointment as directors, Mr. Langer, Mr. Loshitzer and Mr. Perry were each granted on the date of his respective appointment 600,000 fully vested shares of our common stock and a fully vested option to purchase 500,000 shares of our common stock.

In addition, Mr. Langer will receive for his service on our Science Advisory Committee an annual retainer of $80,000 (payable in quarterly installments of $20,000) plus a fee of $1,500 per meeting. Our board of directors also granted Mr. Langer in connection with his appointment as chair of our Science Advisory Committee an additional 3,000,000 shares of restricted stock and an option to purchase 2,000,000 shares of our common stock, each of which vests one third on October 4, 2011, one third on October 4, 2012 and one third on October 4, 2013.

Each of Dr. Langer, Mr. Loshitzer and Mr. Perry has been appointed to serve as a director until our 2012 annual meeting of stockholders or until his earlier resignation or removal. There was no arrangement or understanding between any of Dr. Langer, Mr. Loshitzer, Mr. Perry and any other person pursuant to which any of them were selected as a director. There are no familial relationships between any of Dr. Langer, Mr. Loshitzer, Mr. Perry and any of our other directors or officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Cell Technology, Inc.

Date: December 12, 2011	By:	/s/ Gary H. Rabin
Gary H. Rabin
Chief Financial Officer